UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 1, 2007

WEINGARTEN REALTY INVESTORS
(Exact name of Registrant as specified in its Charter)

Texas	1-9876	74-1464203
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (713) 866-6000

Not applicable
(Former name or former address, if changed since last report)

Item 5.02.                                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2007, our Board of Trust Managers appointed C. Park Shaper, President of Knight, Inc. (formerly Kinder Morgan, Inc.), Kinder Morgan Energy Partners, L.P., (NYSE:KMP) and Kinder Morgan Management, LLC (NYSE:KMR), to serve on our board.  Mr. Shaper will also be a member of our Audit Committee.

Mr. Shaper joined Kinder Morgan in 2000 as Vice President and CFO.  He was named to the Office of the Chairman and the Boards of Directors of KMP and KMR in 2003, Executive Vice President in 2004 and President in 2005.

KMP is a leading energy transportation and storage company in North America.  KMP owns an interest in or operates more than 26,000 miles of pipelines and 150 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke.  KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America.  One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $20 billion.

Prior to joining Kinder Morgan, Mr. Shaper served as President and Director of Altair Corporation, an enterprise focused on the distribution of web-based investment research for the financial services industry.  In addition, he has served as Vice President and CFO for First Data Analytics, a wholly owned subsidiary of First Data Corporation.  Mr. Shaper holds bachelor’s degrees in industrial engineering and quantitative economics from Stanford University.  He also earned a master’s degree in business administration from the J.L. Kellogg Graduate School of Management at Northwestern University.  An active member of the Houston community, Mr. Shaper sits on the Board of Directors of the Alley Theatre, the Children’s Museum of Houston, and Boys and Girls Clubs of Houston.

Stanford Alexander, our Chairman of the Board of Trust Managers, commented, “We are very pleased to be adding Park as an independent member of our Board of Trust Managers.  We believe he will enhance and further strengthen our Board with his extensive business background and financial management expertise.  He will be an outstanding complement to our fine Board of Trustees.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 7, 2007

WEINGARTEN REALTY INVESTORS

By: /s/ Joe D. Shafer
Joe D. Shafer
Vice President/Chief Accounting Officer